FOR IMMEDIATE RELEASE

DWANGO WIRELESS PROMOTES MICHAEL DUNN
TO CHIEF FINANCIAL OFFICER

Former CFO Paul Quinn resigns to pursue other opportunities

SEATTLE —Dec. 9, 2005 — Dwango® Wireless, (OTCBB:DWGN), a leading developer and publisher of mobile entertainment content for top lifestyle brands, today announced that Paul Quinn has resigned, effective December 16, 2005, as the company’s chief financial officer to pursue other opportunities. Michael Dunn, currently controller for Dwango, has been promoted to the serve as the Company’s Chief Financial Officer.

Dunn has been with the company since September 2004 and has more than a decade of experience in financial management. Prior to Dwango, Dunn has held several financial management positions, most recently at WatchGuard Technologies, which provides network security services, where he was involved with the company’s initial and secondary offerings.

“We want to extend our gratitude to Paul for his service to Dwango and we certainly wish him the best in his future endeavors,” said Alexander U. Conrad, president, COO and interim CEO, Dwango Wireless. “We’re pleased to be able to take this opportunity to promote from within and have every confidence that Michael will help us to execute on our business plan of producing, publishing and promoting mobile media on behalf of premium consumer brands.”

Additionally, Dunn served for four years as a regional finance manager with ERX Logistics, a warehousing and distribution company. He holds a bachelor’s degree in Accounting from Central Washington University and is a licensed CPA.

“While I’m eager to pursue other opportunities, I’ve enjoyed my time here and wish the team at Dwango continued success,” said Quinn.

About Dwango® Wireless
Dwango® Wireless (OTCBB:DWGN) offers a comprehensive approach for bringing lifestyle and affiliate brands to the wireless arena through customized entertainment content, ringtones, games and applications for mobile phones. A key player in the wireless industry, Dwango Wireless provides unique content for some of today's hottest lifestyle brands, including Napster, ESPN, Playboy and Rolling Stone. Dwango North America corporate information can be found at www.dwango.com. Dwango® is a trademark of Dwango Co. Ltd., and used by Dwango Wireless pursuant to an exclusive license.

Dwango Contact: Jared Nieuwenhuis Director, Marketing Communications Dwango Wireless 206.832.0600 jared.nieuwenhuis@dwango.com	Beth Mayer Text 100 Public Relations for Dwango Wireless 206.267.2023 bethm@text100.com